Exhibit 99.1

For Immediate Release:

RENT-A-CENTER, INC.

DECLARES CASH DIVIDEND

Plano, Texas, June 2, 2016 – Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS: RCII) today announced that its Board of Directors has declared a quarterly cash dividend of $0.08 per share on its common stock. The dividend will be payable on July 21, 2016, to common stockholders of record as of the close of business on July 5, 2016.

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A rent-to-own industry leader, Plano, TX-based, Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, and smartphones, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 2,790 stores in the United States, Mexico, Canada and Puerto Rico, and approximately 1,960 Acceptance Now locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 225 rent-to-own stores operating under the trade names of “Rent-A-Center”, “ColorTyme”, and “RimTyme”. For additional information about the Company, please visit our website at www.rentacenter.com.

Contact for Rent-A-Center, Inc.:

Maureen B. Short

Senior Vice President – Finance, Investor Relations and Treasury

(972) 801-1899

maureen.short@rentacenter.com